Exhibit 99.2

Pericom Board of Directors Unanimously Rejects

Unsolicited Revised Offer from Montage Technology Group

Determines that Diodes Offer is Superior

Given Significant Risks Associated with Montage Offer

Reaffirms Recommendation in Support of Transaction with Diodes

Milpitas, CA – October 26, 2015 – Pericom Semiconductor Corporation (“Pericom” or the “Company”) (NASDAQ: PSEM), announced today that its Board of Directors, after continued consultation with its independent financial advisors and outside legal counsel, has unanimously rejected the unsolicited revised acquisition offer that Pericom received from Montage Technology Group Limited, a privately held Cayman Islands exempted company (“Montage”), on September 30, 2015. A copy of the letter informing Montage of that determination is being filed with the U.S. Securities and Exchange Commission (“SEC”) today on Form 8-K. Montage’s September 30 offer follows an initial offer from Montage received by the Company on September 17, 2015 as described in Pericom’s preliminary proxy statement filed with the SEC on September 17, 2015, as amended October 13, 2015.

Consistent with its fiduciary duties to the Company’s shareholders, the Pericom Board consulted extensively with its independent financial advisors and outside legal counsel and unanimously determined that Montage’s revised offer is inferior to the transactions contemplated by Pericom’s previously announced merger agreement (the “Merger Agreement”) with Diodes Incorporated (“Diodes”) (NASDAQ: DIOD) and that Montage’s revised offer is not in the best interests of Pericom’s shareholders. Specifically, the Pericom Board has determined that despite certain modifications made by Montage to its offer, there remain significant financing, regulatory and other risks that make Montage’s ability to close a transaction uncertain at this time and significantly less likely than the closing of the Diodes transaction. In rejecting Montage’s revised offer, the Pericom Board took into account, after consultation with its independent financial advisors and outside legal counsel, many considerations, including the following:

•	Financing Risk: As described in its proxy materials, Pericom has been engaged in discussions and negotiations with Montage regarding a potential transaction for several months. Despite receiving the initial draft of the proposed merger agreement and being provided access to the Pericom data room at the same time as Diodes, Montage has consistently failed to meet deadlines and target dates they themselves set. For example, Montage was slow to conduct due diligence and provide comments and negotiate key business terms on the proposed definitive agreement. It has been evident that Montage has not been able to respond promptly and meet deadlines due to its inability to secure committed financing.

Throughout its conversations with Montage, Pericom clearly communicated concerns about the financing risks associated with the Montage offer, as described in detail below, as well as Montage’s inability to meet self-imposed deadlines. Montage has repeatedly told the Pericom Board and its independent financial advisors and outside legal counsel that it is taking steps to address those concerns and obtain more definitive financing commitments. However, consistent with its past behavior of missing target dates, Montage has failed to provide the requisite evidence of its ability to secure committed financing that would give the Pericom Board confidence in Montage’s ability to close a transaction.

As Pericom has expressed to Montage several times, the one-page financing letters from each of Bank of China Shanghai Pudong Branch and China Electronics Financial Co. Ltd. presented in Montage’s revised offer simply fail to provide adequate assurance to the Pericom Board that Montage will be able to finance a proposed transaction with Pericom. In fact, they provide no meaningful commitment at all. To begin, neither of the Montage letters provides financing for the full amount of the purchase price. Moreover, lacking the rigor typically seen in financing commitment documents and necessitated by a transaction of this nature, the one-page financing letters are subject to broad and vague conditions which provide the lenders with excessive discretion to withdraw their financing. For example, the one-page letter from Bank of China states that any financing to be provided to Montage is subject to evaluation by its committee and will not be issued until all the conditions that Bank of China requires are fully satisfied. However, the Bank of China letter does not include any details regarding what those conditions may be, and, despite repeated requests, Montage has not provided any further information regarding such conditions. In addition, both one-page financing letters are subject to the laws of the People’s Republic of China (PRC), creating significant uncertainty with respect to the ability to enforce such letters. Finally, the financing letter from China Electronics Financial expires on March 20, 2016 which is prior to the initial outside date set forth in Montage’s proposed merger agreement, even without taking into account the 180-day extension of such date contemplated by Montage’s proposed agreement.

Despite repeated requests for greater assurances of committed financing, it is worth noting that Montage’s financial advisor, Barclays, has not agreed to provide financing to Montage for the proposed transaction. Yet, in recent similar situations, Barclays has agreed to finance proposed acquisitions on behalf of its clients.

In sum, despite being repeatedly and clearly told that the Pericom Board needed greater assurance that Montage had committed financing, and despite having several months to live up to its repeated assurances that it was in the process of obtaining more secure financing commitments, Montage has failed to demonstrate to the Pericom Board that it can or will secure adequate and committed financing to close a transaction in a reasonable timeframe.

Montage’s lack of committed financing is particularly critical in comparison to the Diodes transaction. Diodes has fully committed financing and also has significant assets in the United States. To the contrary, we believe that Montage has no meaningful assets in the United States, and in fact has most of its assets in China, where the enforceability of U.S. judgments is difficult at best. Montage acknowledged this fact through disclosure in its Registration Statement on Form S-1 filed with the Securities and Exchange Commission in connection with its initial public offering, where it stated:

“We are a Cayman Islands company and substantially all of our assets are located outside of the United States. A significant portion of our assets and operations are conducted in the China and substantially all of our revenue has been generated outside the United States, particularly through sales in Hong Kong. … As a result, it may be difficult or impossible for you to bring an action against us or [our directors or officers] in the United States in the event that you believe that your rights have been infringed under the United States federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers.”

The potential difficulty in obtaining enforcement against Montage only increases the importance of ensuring that Montage actually has secured committed financing sufficient to close a transaction with Pericom.

•	Regulatory and Timing Risk: In connection with an acquisition of Pericom by Montage, the parties are required to obtain certain regulatory approvals, including approvals from governmental authorities in the PRC and Taiwan and from the Committee on Foreign Investments in the U.S. (CFIUS). Although Montage has proposed that it would be subject to “hell or high water” obligations in order to obtain such approvals, the uncertainty associated with obtaining these approvals raises concerns regarding Montage’s ability to close a transaction even if it is able to secure sufficient financing commitments. For example, in order to obtain regulatory approval of a transaction with Montage in Taiwan, Pericom expects to be required to divest certain or all of its assets located there. Montage has not provided any further information regarding its plans for successfully obtaining such approval, despite requests from Pericom for the same.

In addition, approvals from the required regulatory bodies are expected to take at least three to six months to obtain and may take considerably longer. In fact, the merger agreement proposed by Montage gives Montage up to almost one full year to obtain such approvals through its request of an automatic extension of the outside termination date if the transaction has not closed by March 30, 2016 as a result of the issuance of any law or order which prohibits the transaction or the failure to obtain certain regulatory approvals. Such regulatory approvals may never be provided, in which case, the transaction with Montage may ultimately never close and the extended period between signing and closing resulting from the need to seek such regulatory approvals increases the risk that Pericom may be unable to satisfy other closing conditions.

By contrast, an acquisition by Diodes is expected to close shortly following shareholder approval since no regulatory approvals are required to consummate the transaction with Diodes.

If Montage is unable to deliver sufficient financing to close the transaction or is unable to consummate the transaction as a result of the failure to obtain regulatory approvals or otherwise, Pericom’s shareholders will have lost the opportunity to promptly receive approximately $400 million of value from Diodes, and Pericom would be entitled only to receive a reverse breakup fee of $21.5 million.

The Pericom Board of Directors has a duty to its shareholders to consider the likelihood of completing a transaction in assessing the overall value of an offer. Considering these and other factors, the Pericom Board unanimously determined that the additional premium represented by the $18.50 per share price of the revised Montage offer, as compared to the Diodes transaction, is insufficient to outweigh the significant timing and deal certainty risks for Pericom’s shareholders that are associated with pursuing a transaction with Montage. Therefore, the Pericom Board has unanimously reaffirmed its recommendation in support of the Merger Agreement with Diodes.

Pericom’s announcement today has no impact on the terms of the Merger Agreement with Diodes, and both companies are continuing to proceed toward closing of the transactions contemplated by the Merger Agreement.

Cowen and Company is serving as independent financial advisor to Pericom, and Latham & Watkins is serving as the Company’s legal counsel.

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About Pericom

Pericom Semiconductor Corporation (NASDAQ: PSEM) enables serial connectivity with the industry’s most complete solutions for the computing, communications, consumer and embedded market segments. Pericom’s analog, digital and mixed-signal integrated circuits, along with its frequency control products are essential in the timing, switching, bridging and conditioning of high-speed signals required by today’s ever-increasing speed and bandwidth demanding applications. Company headquarters is in Milpitas, California, with design centers and technical sales and support offices globally.

Forward Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements, including statements concerning the offers from Montage, whether the revised unsolicited offer from Montage constitutes or is reasonably expected to constitute a superior proposal, the outcome of any discussions or negotiations with respect to such offers, and the anticipated timing and likelihood of a closing of, and the risks associated with, a merger transaction with Montage or Diodes, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks and uncertainties include the outcome of any discussions or negotiations, the outcome of any existing or future litigation involving the acquisition transaction or other matters or other risks listed from time to time in Pericom’s filings with the SEC, including its filings on Forms 10-K, 10-Q and 8-K, and any amendments thereto, which are available on the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Pericom assumes no obligation to update any forward-looking statement contained in this document.

Additional Information and Where to Find It

In connection with its proposed acquisition by Diodes, Pericom filed with the SEC a preliminary proxy statement. A definitive proxy statement has not been filed with the SEC or otherwise made available. Pericom intends to mail the definitive proxy statement to the shareholders of the Company when it becomes available. BEFORE MAKING ANY VOTING DECISION, PERICOM’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND THOSE OTHER MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The proxy statement and other relevant materials (when they become available), and any other documents filed by Pericom with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, security holders will be able to obtain free copies of the proxy statement from Pericom by contacting Pericom’s Investor Relations by telephone at (408) 232-9100, or by mail to Investor Relations Department, Pericom Semiconductor Corporation, 1545 Barber Lane, Milpitas, California 95035 or by going to Pericom’s Investor Relations page on its corporate website at www.pericom.com.

Participants in the Solicitation

Pericom and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Pericom in connection with the proposed transaction. Information regarding the interests of these directors and executive officers in the transaction described herein were included in the preliminary proxy statement described above and will be included in the definitive proxy statement when available. Additional information regarding the directors and executive officers of Pericom is included in the amendment to the 10-K, which was filed with the SEC on October 14, 2015, and is supplemented by other public filings made, and to be made, with the SEC by Pericom.

Company Contact:

Pericom Semiconductor

Kevin Bauer, CFO

P: 408-232-9100

E: kbauer@pericom.com

Investor Contact:

MacKenzie Partners, Inc.

Dan Burch / Larry Dennedy

(212) 929-5500

Media Contact:

Sard Verbinnen & Co

Steven Goldberg

310-201-2040

John Christiansen/Kevin Sellers

415-618-8750